UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 16, 2007	333-101960
Date of Report (Date of earliest event reported)	Commission File Number

YUKON GOLD CORPORATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2243048
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

55 York Street
Suite #401
Toronto, Ontario M5J 1R7
(Address of Principal Executive Offices) (Zip Code)

(416) 865-9790
(Registrant's telephone number, including area code)

Item 3.02

Unregistered Sales of Equity Securities

On November 19, 2007 Yukon Gold Corporation, Inc. (the "Company" or "Yukon Gold") announced that it completed the second part of a private placement (the "Financing") with Northern Securities Inc. ("Northern"), acting as agent. The Financing was comprised of the sale of 2,438,888 units (the "Units") at CDN$0.45 per Unit (the "Unit Issue Price") for gross proceeds of CDN$1,097,499.60 and the sale of 1,071,770 flow through units (the "Flow-Through Units") at CDN$0.52 per Flow-Through Unit (the "Flow-Through Unit Issue Price") for gross proceeds of CDN$557,320.40, raising aggregate gross proceeds of approximately CDN$1,654,820.00. The closing represented the final tranche of a CDN$2.8 million private placement with Northern announced on July 24, 2007.

Each Unit consists of one non-flow through common share ("Common Share") and one half of one Common Share purchase warrant (each whole warrant, a "Warrant"). Each Warrant is exercisable into one Common Share until November 16, 2009 at an exercise price of CDN$0.60 per share. Each Flow-Through Unit consists of one flow-through common share and one half of one Common Share purchase warrant (each whole warrant, an "FT Warrant"). Each FT Warrant is exercisable into one Common Share until November 16, 2009 at an exercise price of CDN$0.70 per share.

Yukon Gold paid Northern a commission equal to 8% of the aggregate gross proceeds and issued 195,111 "Unit Compensation Options" and 85,741 "FT Unit Compensation Options". Each Unit Compensation Option is exercisable into one Unit at the Unit Issue Price until November 16, 2009. Each FT Unit Compensation Option is exercisable into one Common Share and one half of one Warrant at the Flow-Through Unit Issue Price until November 16, 2009.

The proceeds of the Financing will be used for the exploration and development of Yukon Gold's properties, and for working capital.

The securities being offered have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent U.S. registration or an applicable exemption from the U.S. registration requirements. This release does not constitute an offer for sale of securities in the United States.

Item 9.01

Financial Statements and Exhibits
Exhibits

99.1	Press Release of the Company entitled "Yukon Gold Corporation, Inc. Closes Final Tranche of Private Placement" dated November 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUKON GOLD CORPORATION, INC.

Date: November 20, 2007	By:/s/ Lisa Rose
Name: Lisa Rose
Title: Secretary